Exhibit 4.19

EXECUTION VERSION

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

THIS INVESTOR AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of January 25, 2016, by and between:

(1)	China Lodging Group, Limited, a company incorporated in the Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”);

(2)	AAPC Hong Kong Limited, a company incorporated in Hong Kong, with its registered office at Room 803, 8th Floor, AXA Centre, 151, Gloucester Road, Wan Chai, Hong Kong (the “Investor”).

The parties listed above are referred to herein collectively as “Parties” and individually as a “Party.”

RECITALS

A.	The Company and the Investor entered into a Securities Purchase Agreement dated 14 December 2014, which shall be amended and restated on the date hereof (the “Purchase Agreement”); and

B.	In connection with the Purchase Agreement and in order to induce the Investor to consummate the transactions contemplated under the Purchase Agreement, the Company and the Investors have agreed to enter into this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Interpretation

1.1       Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

“Applicable Securities Laws” means the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands or the City of New York.

“Commission” means the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act.

“Ctrip” means Ctrip.com International, Ltd., a company incorporated in the Cayman Islands.

“Ctrip Registrable Securities” means Ordinary Shares that are held by Ctrip as of the date hereof and subject to the Ctrip Registration Rights Agreement.

“Ctrip Registration Rights Agreement” means that certain Investor Registration Rights Agreement dated as of March 12, 2010 by and among the Company and Ctrip.

“Eligible Holder(s)” means the holder(s), which may be Investor, of a majority of the Registrable Securities.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Registration Right Holder” means any holder of Ordinary Shares that are subject to that certain Amended and Restated Shareholders Agreement dated as of June 20, 2007 by and among the Company, Winner Crown Holdings Limited, Ms. Tongtong Zhao, Mr. John Jiong Wu and the other persons or entities listed on Exhibit A thereto, and not held by the Holders (including the Investor) or Ctrip.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Holder” means any holder of the Registrable Securities.

“IPO” means the Company’s underwritten registered initial public offering.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Ordinary Shares” means the ordinary shares, par value US$0.0001, of the Company.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registrable Securities” means all of the Ordinary Shares that are registrable under the Securities Act and acquired by the Investor under the Purchase Agreement, which as of the date of determination are held by either the Investor or a wholly owned subsidiary of Accor S.A.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act).

“Securities Act” means the United States Securities Act of 1933, as amended.

“U.S.” means the United States of America.

1.2        Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (v) all references in this Agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this Agreement unless explicitly stated otherwise, (vi) “or” is not exclusive, (vii) the term “including” will be deemed to be followed by “, but not limited to,” (viii) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, and (ix) the term “day” means “calendar day.”

2.	Registration Rights.

2.1	Demand Registration.

(a)          Request by Investor. If the Company shall, at any time or from time to time after the date that is twelve (12) months following the date hereof, receive a written request from the Investor or Eligible Holder(s) (which shall be on behalf of all Holders) that the Company file a Registration Statement under the Securities Act covering the registration of at least 50% of the Registrable Securities, then the Company shall use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Investor or Eligible Holder(s) so request to be registered and included in such registration; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six-month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.1 or Section 2.3 or in which the Holders had an opportunity to participate pursuant to Section 2.2, other than a registration from which any of the Registrable Securities has been excluded (with respect to all or any portion of the Registrable Securities the Eligible Holder(s) requested be included in such registration) pursuant to Section 2.2(a). The Company shall not be obligated to effect more than three such demand registrations for the Eligible Holder(s) (cumulatively) pursuant to this Section 2.1(a).

(b)          Underwriting. If the Investor or Eligible Holder(s) intend(s) to distribute the Registrable Securities covered by its (their) request by means of an underwriting, then the Investor or such Eligible Holder(s) shall so advise the Company as a part of its request made pursuant to Section 2.1(a). All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities to be covered thereby. Notwithstanding any other provision of this Section 2.1, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise the Eligible Holder(s), and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders and the Existing Registration Right Holders on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder as to which such Holder is requesting registration and the number of Ordinary Shares then outstanding held by each such Existing Registration Right Holder as to which such Existing Registration Right Holder is requesting registration; provided, however, that the Ctrip Registrable Securities may, at Ctrip’s election, be included in such registration before applying any such reduction; and provided, further, that the number of Registrable Securities held by any Holder to be included in such underwriting and registration shall not be reduced unless all other securities (other than the Ctrip Registrable Securities) are first excluded from the underwriting and registration (including, without limitation, any securities which the Company may seek to include in the underwriting for its own account). If a Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)          Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Eligible Holder(s) requesting registration pursuant to this Section 2.1(a), a certificate signed by its Chief Executive Officer stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Eligible Holder(s); provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any other of its Ordinary Shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.2	Piggyback Registrations.

(a)          The Company shall notify the Investor in writing at least thirty (30) days prior to filing any Registration Statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements filed under Section 2.3 of this Agreement or relating to any employee benefit plan or a corporate reorganization), and shall afford the Holders an opportunity to include in such Registration Statement all or any part of the Registrable Securities then held by the Holders. If any Holder desires to include in any such registration statement all or any part of the Registrable Securities held by it, it shall within twenty (20) days after receipt of the above-described notice from the Company so notify the Company in writing and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. The Eligible Holder(s) may give such notice on behalf of all Holders. If any Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)          Underwriting. If a registration statement under which the Company gives notice under Section 2.2(a) is for an underwritten offering, then the Company shall so advise the Investor. In such event, the right of any Holder to have its Registrable Securities included in a registration pursuant to Section 2.2(a) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. Any Holder that proposes to distribute its Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. If the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of Ordinary Shares to be underwritten, then the managing underwriter(s) may exclude Ordinary Shares from the registration and the underwriting, and the number of Ordinary Shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to Ctrip (to the extent of its Ctrip Registrable Securities), and thereafter to the Holders and the Existing Registration Right Holders, pari passu. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)          Not Demand Registration. Registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2.

2.3	Form F-3 Registration.

(a)          In case the Company shall receive from the Eligible Holder(s) a written request or requests that the Company effect a registration on Form F-3 (and any related qualification or compliance) with respect to all or any part of the Registrable Securities owned by the Investor, then the Company shall, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of such Registrable Securities of the Holders as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated above.

(b)          Notwithstanding anything to the contrary provided above, the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(1)   if Form F-3 is not available for such offering by the Holders;

(2)   if the aggregate anticipated price to the public of any Registrable Securities which such Holders propose to sell pursuant to such registration, together with the aggregate anticipated price to the public of any other securities of the Company entitled to inclusion in such registration, is less than US$500,000 (or the equivalent thereof in other currencies);

(3)   if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Investor under Section 2.3(a); provided, that the Company shall not register any of its other Shares during such ninety (90) day period; or

(4)   if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to Section 2.1(b) or Section 2.2(b).

(c)          Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.1 above. Except as otherwise provided herein, there shall be no limit on the number of times the Investor may request registration of Registrable Securities under this Section 2.3.

2.4  Expenses. All expenses, other than the underwriting discounts and selling commissions (which shall be borne by the Investor) applicable to the sale of Registrable Securities pursuant to this Agreement, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of counsel to the Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of the Eligible Holder(s).

2.5  Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)          Registration Statement. Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, use its best efforts to cause such Registration Statement to become effective and keep such Registration Statement effective for a period of up to 120 days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)          Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)          Prospectuses. Furnish to the Investor such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)          Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)          Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. If the Investor participates in such underwriting, the Investor shall also enter into and perform its obligations under such an agreement.

(f)          Notification. Notify the Holders if Holders have Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such Registration Statement, or (ii) the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of the Investor, prepare and furnish to the Investor a reasonable number of copies of a supplement or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Ordinary Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing.

(g)          Opinion and Comfort Letter. Furnish, at the request of the Investor, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) opinion letters, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Investor, addressed to the underwriters, if any, and to the Investor and (ii) a “comfort” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Investor, addressed to the underwriters, if any, and to the Investor.

(h)          Transfer Agent and CUSIP. Provide a transfer agent and registrar for all Registrable Securities covered by such registration statement and held by the Investor and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration.

(i)          Further Actions. Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are traded.

2.6  Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 that each affected Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to timely effect the Registration of its Registrable Securities.

2.7  Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)          Indemnification by the Company. To the extent permitted by law, the Company shall indemnify and hold harmless the Holders, each of their respective partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act), and each Person, if any, who controls any Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against all losses, claims, damages and liabilities (joint or several; or actions, proceedings or settlements in respect thereof) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any registration, qualification or compliance, insofar as such losses, claims, damages or liabilities (or actions, proceedings or settlements in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Applicable Securities Law, or any rule or regulation promulgated under the Applicable Securities Law; and the Company shall reimburse the Investor, and its respective partners, officers, directors, legal counsel, underwriter and controlling Person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Investor, partner, officer, director, legal counsel, underwriter or controlling Person of such Investor.

(b)          Indemnification by each Holder. To the extent permitted by law, each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act and any underwriter, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person underwriter may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or Violations, in each case to the extent (and only to the extent) that such statement, omission or Violation occurs (without correction prior to the effectiveness of such registration, qualification or compliance) in sole reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration:

(i) untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(ii) omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, and the Investor shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided, further, that except for liability for willful fraud or misrepresentation, in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds received by the Investor in such registration.

(c)          Notice. Promptly after receipt by an indemnified party of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, as incurred, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.

(d)          Survival; Consents to Judgments and Settlements. The obligations of the Company and any Holder under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.8  No Registration Rights to Third Parties. Without the prior written consent of the Investor, the Company covenants and agrees that from and after the date hereof it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind relating to any securities of the Company that is more favorable to such third-party that those have been granted to the Investor.

2.9  Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)   Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date hereof;

(b)   File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)   So long as any Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.10   Termination. The Company shall have no obligations to register any Registrable Securities proposed to be sold by any Holder if, in the written opinion of counsel to the Company (with such opinion to be addressed to the Investor), all such Registrable Securities proposed to be sold by such Holder may then be freely sold without registration and without restriction (including volume limitations) pursuant to Rule 144 promulgated under the Securities Act.

3.         Miscellaneous.

3.1  Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.

3.2  Arbitration.

(a)          In the event of any controversy or dispute between or among the Parties and any other persons executing this Agreement arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, the relevant parties shall attempt, promptly, diligently and in good faith, to resolve any such controversy or dispute by attending a meeting to discuss such dispute. If the Parties are unable to resolve any such controversy or dispute within a reasonable time (but in no event exceeding 60 calendar days) of one Party giving notice in writing to the other requesting that amicable settlement be attempted, then either Party may require, by making a submission (the date of such submission, the “Submission Date”) to the Hong Kong International Arbitration Center (“HKIAC”) in Hong Kong that the controversy or dispute be finally resolved by binding arbitration administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained and as amended below (the “Arbitration Rules”):

(i)   The arbitration proceedings shall be conducted in Hong Kong.

(ii)  The arbitration tribunal shall consist of three arbitrators, one appointed by each Party.

(iii) A third arbitrator shall be appointed by agreement between the Parties within thirty days of the Submission Date, and if such Parties fail to jointly appoint the third arbitrator he shall be appointed in accordance with the Arbitration Rules.

(iv) The arbitration proceedings shall be conducted in English.

(v)  All costs of arbitration (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(vi)  All arbitration awards shall be final and binding.

(vii) The Parties irrevocably waive any objection which they may have now or hereafter to the laying of the venue of any suit, action or proceedings in arbitration as is referred to this clause and any claim that any such proceedings have been brought in an inconvenient or inappropriate forum.

(b)  HKIAC shall have exclusive jurisdiction with regard to all claims arising under or relating to this Agreement. Notwithstanding the foregoing, in the event that either Party desires to seek an emergency temporary restraining order and/or preliminary injunction, the 60-day mediation period above shall not apply, and said Party may, but shall not be required to, seek such provisional remedy in the courts of Hong Kong (and the parties irrevocably consent to the jurisdiction of such courts) or any other relevant jurisdiction in aid of the arbitration proceeding in order to prevent a continuing violation of this Agreement.

(c)  The Parties hereby waive in any legal proceedings concerning or arising out of any such arbitration, including without limitation proceedings to compel arbitration, stay litigation, issue interim measures of protection including attachments, issue an injunction prior to the constitution of the arbitral tribunal, recognize or enforce an arbitral award, or enforce a court judgment issued on an arbitral award (“Ancillary Proceedings”) any defense of lack of personal jurisdiction or forum non conveniens or other similar doctrine and further irrevocably agree that decision in arbitration as provided above shall be conclusive and binding upon the Parties and may be enforced in the courts of any jurisdiction.

(d)  All costs of arbitration or any Ancillary Proceedings (including arbitration fees, costs of arbitrators and legal fees and disbursements) shall be borne by the losing Party.

(e)   All arbitration awards shall be final and binding and may be enforced in the courts of any jurisdiction.  The Parties agree that, if enforcement of the award (following confirmation by a Hong Kong court) is sought in the PRC, neither Party shall challenge the award or its enforceability in any court in the PRC, if the award has been recognized by a Hong Kong court.

(f)    Each Party and any other person executing this Agreement hereby unconditionally and irrevocably: (1) agrees that, should any legal action or arbitral proceeding be brought against it in relation to a dispute arising under or related to this agreement, no immunity (sovereign or otherwise) from such legal action or arbitral proceeding shall be claimed by or on behalf of itself and is hereby waived to the maximum extent permitted by law; (2) consents generally to the maximum extent permitted by law in respect of the enforcement of any order, judgment or arbitral award against it in any relevant proceedings, to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, to the maximum extent permitted by law, the making, enforcement or execution against or in respect of any property used for commercial activity whatsoever; and (3) expressly disavows and waives to the maximum extent permitted by law any right to claim sovereign immunity in connection with any proceedings to compel arbitration or any proceedings to enforce or execute upon any arbitral award arising under or related to this agreement.

3.3  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

3.4  Notices. Any notice required or permitted pursuant to this Agreement shall be given to the other Party pursuant to Section 11.02 of the Master Purchase Agreement.

3.5  Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6  Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

3.7  Entire Agreement; Amendments and Waivers. This Agreement (including any Schedules or Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of both Parties.

3.8  Severability. If a provision of this Agreement is held to be unenforceable under applicable Laws, such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9  Further Assurances. The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

3.10   Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

3.11   No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

3.12   No Presumption. The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CHINA LODGING GROUP, LIMITED

By:	/s/ Ji Qi

Name: JI QI

Title: Chairman of the Board of Directors

[Signature page to the Investor and Registration Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AAPC HONG KONG LIMITED

By:	/s/ Louise Maree Daley

Name: Louise Maree Daley

Title: Director

[Signature page to the Investor and Registration Rights Agreement]